FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
July 29, 2014	First Vice President
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends
and Reports Second Quarter 2014 Financial Results

Indianapolis, IN…On July 29, 2014, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.75% and 3.00%, respectively. These dividends will be paid in cash on July 30, 2014.

"We are pleased that our strong financial results have allowed us to pay this dividend," stated Cindy L. Konich, President-CEO. "We appreciate our members' support of our products and programs, as indicated by the increase in both Advances and mortgage loans purchased through our Mortgage Purchase Program. We will continue to work collaboratively with members to ensure that we are meeting their needs and those of their communities."

Net Income for the second quarter of 2014 was $33.1 million. The decrease of $36.5 million compared to the same period in 2013 was primarily due to lower Other Income and lower Net Interest Income After Provision for Credit Losses. The net decrease in Other Income resulted from a net realized gain on the sale of private-label mortgage-backed securities ("PLMBS") in 2013 and lower unrealized gains on derivatives and hedging activities, partially offset by the proceeds from litigation settlements related to certain PLMBS. Net Interest Income After Provision for Credit Losses decreased by $17.0 million or 28% in the second quarter of 2014, compared to the same period in 2013, primarily due to narrower net interest spreads.

Net Income for the six months ended June 30, 2014 was $66.8 million. The decrease of $42.3 million compared to the same period in 2013 was primarily due to lower Net Interest Income After Provision for Credit Losses and the net realized gain on the sale of PLMBS in 2013, partially offset by the proceeds from litigation settlements. Net Interest Income After Provision for Credit Losses decreased by $33.8 million or 27% in the six months ended June 30, 2014, compared to the same period in 2013, primarily due to narrower net interest spreads.

Total Assets at June 30, 2014 were $39.1 billion. The net increase of $1.3 billion or 3% compared to December 31, 2013 was attributable to an increase in Advances. Advances outstanding totaled $19.2 billion, a net increase of 11%, which included an increase of 18% to depository institutions and 7% to insurance companies. Mortgage Loans Held for Portfolio totaled $6.3 billion, a net increase of 1%. Investments totaled $10.8 billion at each date.

Consolidated Obligations at June 30, 2014 totaled $35.3 billion. The net increase of $1.2 billion or 4% compared to December 31, 2013 was attributable to higher funding needs.

Total Capital at June 30, 2014 was $2.5 billion. The net increase of $111.9 million or 5% for the six months ended June 30, 2014 consisted of a net increase in Capital Stock of $56.7 million, a net increase in Retained Earnings of $29.7 million and a favorable change in Accumulated Other Comprehensive Income (Loss) of $25.5 million.

Total Regulatory Capital at June 30, 2014 was $2.5 billion, an increase of $86.4 million or 4% for the six months ended June 30, 2014. Our regulatory capital-to-assets ratio at June 30, 2014 was 6.3%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and six months ended June 30, 2014 will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-August.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)
	Three Months Ended June 30,		Six Months Ended June 30,
Condensed Statements of Income	2014	2013	2014	2013
Net Interest Income After Provision for Credit Losses	$43	$61	$91	$125
Other Income (Loss)	10	33	16	28
Other Expenses	17	16	33	31
Affordable Housing Program Assessments	3	8	7	13
Net Income	$33	$70	$67	$109

Condensed Statements of Condition	June 30, 2014	December 31, 2013
Advances	$19,248	$17,337
Mortgage Loans Held for Portfolio, net	6,251	6,190
Investments (1)	10,801	10,780
Other Assets (2)	2,755	3,479
Total Assets	$39,055	$37,786

Consolidated Obligations	$35,251	$34,019
Mandatorily Redeemable Capital Stock	17	17
Other Liabilities	1,291	1,366
Total Liabilities	36,559	35,402
Capital Stock, Class B Putable	1,667	1,610
Retained Earnings (3)	782	752
Accumulated Other Comprehensive Income (Loss)	47	22
Total Capital	2,496	2,384
Total Liabilities and Capital	$39,055	$37,786

Total Regulatory Capital (4)	$2,466	$2,379

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Cash and Due From Banks of $2,601 million and $3,319 million at June 30, 2014 and December 31, 2013, respectively.

(3)	Includes Restricted Retained Earnings of $99 million and $85 million at June 30, 2014 and December 31, 2013, respectively.
(4) Consists of Total Capital less Accumulated Other Comprehensive Income (Loss) plus Mandatorily Redeemable Capital Stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.